EXHIBIT 1.1

         CORNERSTONE INDUSTRIAL PROPERTIES INCOME AND GROWTH FUND I, LLC

                                     FORM OF
                            DEALER-MANAGER AGREEMENT


Private Investors Equity Group
23279 Park Basilico
Calabasas, California 91302

Dear Sirs:

        Cornerstone Industrial Properties Income and Growth Fund I, LLC,a California limited liability company (the "Fund"), and its managing member, Cornerstone Industrial Properties, a California limited liability company (the "Managing Member"), propose to offer and sell to selected persons or entities acceptable to the Managing Member, upon the terms and subject to the conditions set forth in the enclosed Prospectus, up to 40,000 units of limited liability company interest ("Units") aggregating a maximum of $20,000,000, and to enter into the Operating Agreement in the form included in such Prospectus as Exhibit "A" ("Operating Agreement").

        The Fund hereby invites you, Pacific Cornerstone Financial Incorporated a California corporation ("Dealer Manager"), to become the Dealer Manager in connection with the offer and sale of the Units. By your acceptance hereof, you agree to act in such capacity and to use your best efforts to find purchasers for the Units in accordance with the terms and conditions of the Prospectus and this Agreement. You agree to use your best efforts to find purchasers of Units both directly and indirectly through a selling group consisting of participa-ting brokers ("Participating Brokers") with whom you shall contract pursuant to a Participating Broker Agreement substantially in the form attached as Attachment 1 hereto or such other form as may be requested by a Participa-ting Broker provided the consent of the Managing Member is obtained for the use of such form.

        Accompanying this Agreement is a copy of the Prospectus and the Supplemental Material (as hereinafter defined) prepared by the Fund for use in conjunction with the offer and sale of the Units. You are not authorized to use any solicitation material other than that referred to in this section, which material has been furnished by the Fund.

        1. Representations and Warranties of the Fund and the Managing Member.
           -------------------------------------------------------------------

               The  Fund  and  the  Managing  Member,   jointly  and severally,
represent and warrant to Dealer Manager and Participating Brokers that:

               (a) The Fund is a limited liability company duly organized under the laws of the State of California, is validly existing as a limited liability company under such laws and has power and authority to conduct business as described in the Prospectus under the laws of the State of California and every other jurisdiction in which it conducts business or owns or leases property.

               (b) The Fund has prepared and filed with the Securities and Exc-hange Commission ("SEC") a Registration Statement on Form S-11 ("Registration Statement")and may have prepared and filed amendments thereto for the offer and

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sale of the Units together with a Prospectus to be used in connection  with the offer and sale of the Units to persons and entities which are residents of the States of __________________________ only. Copies of the Registration Statement and amendments thereto, if any, will be made available to Dealer Manager upon
request.  The  Registration Statement,  including  the  Prospectus,   financial
statements and exhibits and all amendments, if any, as of the time when the Registration Statement became effective ("Effective Date") and the Prospectus included therein, is referred to herein as the "Prospectus".

               (c) The SEC has not issued any order preventing or suspending the use of the Prospectus, and no proceedings for that purpose have been insti-tuted or are pending before or threatened by the SEC.

               (d) From the Effective Date and at all times subsequent thereto up to and including the Termination Date (as defined in Section 3 below), the Registration Statement and the Prospectus, and all amendments or supplements thereto, have fully complied with and will fully comply with the provisions of the Securities Act of 1933, as amended (the "Act") and the published rules and regulations thereunder and have not contained and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; pro-vided, however, that none of the representations and warranties in this sub-paragraph shall apply to statements in, or omissions from, the Registration Statement or the Prospectus or any amendment thereof or supplement thereto based upon and in conformity with written information furnished to the Fund by Dealer Manager or on Dealer Manager's behalf specifically for use with refer-ence to Dealer Manager in the preparation of the Registration Statement or the Prospectus or any such amendment or supplement.

               (e) All additional written, audio or audio-visual material, including an investment summary, CD Rom, audio tape, video tape and internet site prepared by the Fund for use in conjunction with the offer or sale of the Units("Supplemental Material") will be distributed by the Fund and the Managing Member only in full compliance with the requirements of the Act (including, without limitation, the requirement that such Supplemental Material not be delivered to any prospective purchaser unless accompanied or preceded by a Prospectus), and at the time the Registration Statement is declared effective and at all times subsequent thereto up to and including the Termination Date, such Supplemental Material has not contained and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (f) The Fund will obtain an opinion of Oppenheimer Wolff & Donnelly LLP confirming that the Fund will be classified as a partnership subject to subchapter K of the Internal Revenue Code of l986, as amended, and not as an association taxable as a corporation for federal income tax purposes. The conditions on which the opinion will be issued will be met at the time of such issuance and will continue to exist.

               (g) The accountants who have certified or shall certify the financial statements filed and to be filed with the SEC as part of the Registration Statement and the Prospectus are independent certified public accountants, as required by the Act and the rules and regulations thereunder.

              (h) Subsequent to the respective dates as of which information is given in the Prospectus and up to and including the Termination Date, and except as contemplated by or reflected in the Prospectus or an amendment or supplement to the Prospectus, (i) neither the Managing Member nor the Fund have incurred or will have incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, or entered into any trans-action not in the ordinary course of business and (ii) neither the Managing Member nor the Fund has become or will have become a party to any legal or governmental proceedingS which may result in any material adverse change in

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condition  (financial or other) of the Managing Member or the Fund.

               (i) The balance sheet (including the related notes) of the Managing Member set forth in the Prospectus fairly presents the financial position of the Managing Member at the date thereof. The balance sheet has been prepared in accordance with generally accepted accounting principles.

               (j) There are no contracts or other documents required to be filed by the Act or the rules and regulations thereunder as exhibits to the Registration Statement which have not been so filed.

               (k) The sale of the Units has been duly and validly authorized by the Fund, and when subscriptions for the Units have been accepted by the Managing Member as contemplated in the Prospectus, the Units will repre-sent valid membership interests in the Fund and will conform to the description thereof contained in the Prospectus.

               (l) The liability of each member of the Fund based upon current law will be limited to the amount actually paid by each such member to the Fund, and each such member will not be subject to personal liability for the debts, obligations or liabilities of the Fund, by reason of being such a mem-ber, beyond such amount except in the event of the member's participation in tortious conduct or the member's agreement to be personally liable for the debts, obligations or liabilities of the Fund.

               (m) The person or persons who have signed this Agreement on behalf of the Fund and the Managing Member and the person or persons who have signed the Operating Agreement on behalf of the Managing Member are duly authorized to so sign, and this Agreement and the Operating Agreement are valid, legal, and binding agreements of the Fund and the Managing Member en-forceable in accordance with their respective terms, except as such enforce-ability may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

               (n) The Managing Member is a limited liability company organized under the laws of the State of California and is validly existing as a limited liability company under such laws. The Managing Member has power and authority to conduct business as described in the Prospectus under the laws of the State of California, and every other jurisdiction in which it conducts business or owns or leases property.

               (o) At all times subsequent to the date of this Agreement and up to and including the Termination Date, the representations and warranties made in this Section l will be true and correct with the same effect as if they had been made on and as of such time, except as may ubsequently be disclosed in writing to the Dealer Manager.

        2. Sale of the Units.
           -----------------

               A subscription agreement ("Subscription Agreement") must be completed by each person desiring to purchase Units, or, at Dealer Manager's or Participating Broker's option by Dealer Manager or Participating Broker on behalf of each such person, and returned by Dealer Manager or Participating Broker together with any other documents that may be required under state securities laws or by the Managing Member, to the Managing Member at 4590 MacArthur Blvd., Suite 610, Newport Beach, California 92660, Attention: Terry G Roussel. The Dealer Manager or Participating Broker shall ascertain that the Subscription Agreement has been properly completed in full and signed by the prospective purchaser prior to its return.

              All subscription checks shall be made payable to the order of SCB ESCROW NO.12563-GG FOR CORNERSTONE FUND I. If Dealer Manager or Participating

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Broker  receives a check not  conforming to the foregoing  instructions, Dealer
Manager and/or Participating Broker must return such check directly to the subscriber not later than the end of the next business day following its receipt. Subscription checks conforming to the foregoing instructions shall be transmitted by Dealer Manager or Participating Broker for deposit directly to Southern California Bank ("Escrow Agent"), at 4100 Newport Place, Suite 130, Newport Beach, California 92660 by the end of the next business day following receipt by Dealer Manager or Participating Broker.In the event Dealer Manager's or Participating Broker's final internal supervisory review is conducted at a different location, then checks must be transmitted to Dealer Manager's or Participating Broker's final review office by the end of the next business day following receipt by Dealer Manager or Participating Broker and Dealer Manager's or Participating Broker's final review office must in turn by the end of the next business day following receipt by it, transmit the check for deposit directly to the Escrow Agent.

               Upon receipt of the Subscription Agreement, the Managing Member, on behalf of the Fund, will determine promptly (and in any event within ten
(10) days after such receipt)whether it wishes to accept the proposed purchaser as a member in the Fund, it being understood that the Managing Member reserves the right to reject the tender of any Subscription Agreement and to reject all tenders after the Termination Date Should the Managing Member determine to accept the tender of the Subscription Agreement, the Managing Member will promptly advise Dealer Manager or Participating Broker of such action. Should the Managing Member determine to reject the tender it will promptly notify in writing the prospective purchaser, Dealer Manager and Participating Broker, if any, of such determination and will promptly return the tendered Subscription Agreement and instruct the Escrow Agent to return the purchase price of the Units directly to the prospective purchaser.

               All  payments received on or prior to the  Minimum  Subscription
Date, except as hereinafter provided, from purchasers of Units shall be transmitted directly to the Escrow Agent and deposited in an escrow account (the "Escrow Account") with Escrow Agent. Such funds may be temporarily invested in
bank savings accounts, bank or money market accounts, bank short-term certificates of deposit of U.S. banks having a net worth of $100 million, or short-term U.S. government issued or guaranteed obligations. Prior to the Minimum Subscription Date, the Fund will have no right to obtain any funds from the Escrow Agent. Funds for Units purchased on or before the Minimum Subscription Date shall be made available to the Fund, or its order, by the Escrow Agent, on the Minimum Subscription Date.

               Nothing contained in this Section 2 shall be construed to impose upon the Managing Member the responsibility of assuring that prospective purchasers meet the suitability standards contained in the Prospectus and the Subscription Agreement or to relieve Dealer Manager and Participating Brokers of the responsibility of complying with the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD").

        3.     Termination Date and Minimum Subscription Closing Date.
               -------------------------------------------------------

               As used herein, the term "Termination Date" shall mean the earliest to occur of (i) the date upon which subscriptions for the maximum number of Units offered have been accepted by the Managing Member which date the Managing Member shall designate by notice to Dealer Manager in writing; or
(ii) ____________, 2001. The Managing Member may terminate the offering of Units at any time for any reason by written notice to the Dealer Manager at least two (2) business days prior to the date of termination.

               As used herein, the term "Minimum Subscription Date" shall mean the earlier of the date on which the Managing Member shall mail or otherwise furnish to Dealer Manager notification that subscriptions and payments for an aggregate of at least 6,000 Units have been received and accepted by the Managing Member and deposited with the Escrow Agent. In the event that

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subscriptions and  payments  for an aggregate of at least 6,000 Units shall not have been received and accepted by the Managing Member on or prior to ____________, 2000, this Agreement will terminate and neither the Fund nor the Managing Member shall have any further obligation or liability hereunder to Dealer Manager or Participating Brokers. In the event of such termination, all purchase payments deposited with the Escrow Agent shall be returned to the subscribers and no selling commissions (as described below) will be payable.

4. Compensation.
   -------------
Except in such cases where the Dealer Manager grants a Volume Discount (as def-ined in the Prospectus), for your services as Dealer Manager in solici-ting and obtaining purchasers of the Units, the Fund agrees to pay a selling commission of seven (7%) of the gross offering proceeds realized from the sale of each Unit sold. All or a portion of these selling commissions may be reallowed by Dealer Manager to Participating Brokers, as compensation for their services in soliciting and obtaining subscribers for the purchase of Units. An additional two percent (2%) of the gross offering proceeds, all or a portion of which may be reallowed to Participating Brokers, will be paid to the Dealer Manager as a marketing support fee for marketing services, wholesaling fees, expense reimbursements, bonuses and incentive compensation. An additional one percent (1%) of the gross proceeds, all or a portion of which may be reallowed to Participating Brokers,will be paid to the Dealer Manager as a non-accountable expense reimbursement allowance. An additional one-half percent (1/2%) of the gross offering proceeds, all or a portion of which may be reallowed to Partici-pating Brokers, will be paid to the Dealer Manager as a due diligence expense allowance. The selling commissions, marketing support fee, non-accountable expense allowance and due diligence expense allowance will be paid as follows:
(i) on or promptly following the Minimum Subscription Date, the Fund will pay the selling commissions, marketing support fee, non-accountable expense allow-ance and due diligence expense allowance payable with respect to the Units pur-chased on or before the Minimum Subscription Date, and (ii) after the Minimum Subscription Date, the Fund will pay the selling commissions, non-accountable expense allowance marketing support fees and due diligence expense allowance payable with respect to Units purchased during the period commencing with the first business day following the Minimum Subscription Date and ending on the Termination Date unless otherwise agreed, no later than the 15th day of the month with respect to purchases made through the end of the prior month. Subject to the provisions of Section 8 below, in the event the offer and sale of Units is terminated prior to the Minimum Subscription Date, you shall not be entitled to any reimbursement for your due diligence expenses incurred in connection with the offering of Units.

               In the event the Managing Member gives you any advances of any portion of the marketing support fee, non-accountable expense allowance or due diligence expense allowance, the amount of the advance shall be deducted by the Fund from amounts owed to Dealer Manager for selling commissions, marketing support fees, non-accountable expense allowance or due diligence expense allow-ance and such amount shall be promptly reimbursed to the Managing Member.

               No person will be entitled to a selling commission, marketing support fee, non-accountable expense allowance or due diligence expense allow-ance in any case in which it is determined that the solicitation or obtaining of purchasers by such person was made in violation of the securities laws of the United States or any state or other jurisdiction.

               In addition to the foregoing compensation payable by the Fund, the Managing Member may, but is not required to, pay the Dealer Manager an annual soliciting dealer servicing fee of up to 15% of the Managing Member's share of Net Cash Flow from Operations and Net Sales Proceeds. The Dealer Manager may pay all or any part of any amount it receives to Participating Brokers whose clients own Units.

        5.     Further Agreements of the Fund and the Managing Member.
               ------------------------------------------------------

               (a) The Fund and the Managing Member, jointly and severally, covenant and agree that they will pay or cause to be paid (i) all expenses and fees in connection with the preparation, printing, filing, delivery and shipp-ing of the Registration Statement (including this Agreement and all other ex-


hibits to the Registration Statement), the Prospectus and any amendments or supplements thereto and the Supplemental Material, (ii) filing fees, Fund counsel's fees and expenses paid and incurred in connection with the registra-tion and qualification of the Units for offer and sale by Dealer Manager and Participating Brokers under the Act and the securities or Blue Sky laws of the states in which offers are to be made, and (iii) filing fees, Fund counsel's fees and expenses paid and incurred in connection with the review by the NASD of the terms of the offering of the Units.

              (b) The Fund will advise Dealer Manager and Participating Brokers promptly of the issuance of any stop order withdrawing the qualification for the offer and sale of the Units or of the institution of any proceedings for that purpose, and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible the lifting thereof, if issued.

               (c) If at any time when a Prospectus relating to the Units is required to be delivered under the Act any event shall have occurred as a result of which, in the opinion of counsel for the Fund, the Prospectus as amended or supplemented includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Act, the Fund promptly will prepare and file with the SEC an appropriate amendment or supplement.

               (d) The Fund will deliver to Dealer Manager and Participating Brokers from time to time without charge as many copies of the Prospectus (and, in the event of an amendment or supplement to the Prospectus pursuant to the provisions of this Agreement, of such amended or supplemented Prospectus) and the Supplemental Material as Dealer Manager or Participating Brokers may reasonably request, which Prospectus(s), as from time to time amended or supplemented, and Supplemental Material the Fund authorizes Dealer Manager and Participating Brokers to use in connection with the sale of the Units.

               (e) The Fund will use its best efforts to register and qualify the Units for sale under the laws of those states and other jurisdictions where it is intended that offers and sales will be made and will comply to the best of its ability with the laws of those states so as to permit the continuance of sales of the Units thereunder. The Fund and the Managing Member, jointly and severally, covenant and agree that neither the Fund nor the Managing Member nor any officer, manager or employee of either of them will make any offer or sale of the Units unless such offer or sale is made in compliance with the Act and the rules and regulations thereunder.

               (f) The Managing Member and the Fund, jointly and severally, agree to execute or cause to be executed all such certificates and other documents required by and conforing to the Operating Agreement and to do or cause to be done all such filing, recording, publishing and other acts as may be appropriate to comply with the requirements of law for the operation of a foreign limited liability company in all jurisdictions, other than Califor-nia, where the Fund shall desire to conduct business or own properties as the case may be.

        6.     Agreements of Dealer Manager.
               -----------------------------

              (a) Dealer Manager covenants and agrees to comply, and to use its best efforts to cause the Participating Brokers to comply, with any applicable requirements of the Act, and of the l934 Act, and the published rules and regulations thereunder, and the Conduct Rules of the NASD and, in particular, the Conduct Rules which require Dealer Manager (i) to recommend the purchase of Units only when Dealer Manager has reasonable grounds to believe that the investment is suitable for the investor, and that the investor is in a finan-cial position to sustain the risks inherent in the investment including loss of investment and lack of liquidity, (ii) to maintain certain files concerning the basis for Dealer Manager's determination of the suitability of the investors, (iii) to determine the adequacy and accuracy of the disclos-ure in the Prospectus, and (iv) to inform the prospective investor of all pertinent facts relating to the liquidity and marketability of the investment during the term of the investment. Dealer Manager agrees not to, and to use its best efforts to cause the Participating Brokers, not to execute any transaction in a discretionary account without the prior written approval of the transaction by the customer. In determining the adequacy of disclosed facts, Dealer Manager shall, and shall use its best efforts to cause the Participating Brokers to, obtain facts relating at a minimum to the following to the extent relevant to the investment: (1) items of compensation;
(2) physical properties; (3) tax aspects; (4) financial stability and experience of the sponsor; (5) the investment's conflicts and risk factors and (6) appraisals and other pertinent reports. Dealer Manager may only rely upon the results of an inquiry conducted by another NASD member or members if:
(x) Dealer Manager has reasonable grounds to believe that such inquiry was conducted with due care; (y) the results of the inquiry were provided to Dealer Manager with the consent of the NASD member or members conducting or directing the inquiry; and (z) no NASD member that participated in the inquiry is a sponsor of the investment or an affiliate of such sponsor. Dealer Manager also agrees not to deliver the Supplemental Material to any person unless the Supplemental Material is accompanied or preceded by the Prospectus. Dealer Manager confirms that Dealer Manager is registered as a broker-dealer and is in good standing under the l934 Act. Dealer Manager also confirms that Dealer Manager is a member in good standing of the NASD. Dealer Manager agrees that Dealer Manager will reallow commissions only to other broker-dealers who are members of the NASD or not subject to registration pursuant to the Securities Exchange Act of l934.

               (b) Dealer Manager will not give any information or make any representation in connection with the offering of the Units other than those contained in the Prospectus and Supplemental Material furnished by the Managing Member and the Fund. Dealer Manager agrees not to publish, circulate or otherwise use any other advertisement or solicitation material. Dealer Manager is not authorized to act as agent of the Fund or the Managing Member in any connection or transaction, and Dealer Manager agrees not to act as such agent and not to purport to do so without the prior written approval of the Managing Member. Dealer Manager agrees that if and when the Managing Member supplies Dealer Manager with copies of any supplement to the Prospectus, Dealer Manager will affix such copies of such supplement to copies of the Prospectus already in Dealer Manager's possession, and that thereafter Dealer Manager will only distribute Prospectuses containing such supplement and that Dealer Manager will accept subscriptions only from investors who have received a copy of the Prospectus containing such supplement. Dealer Manager further agrees to comply with all instructions from the Managing Member concerning the destruction of out-dated Prospectuses and the use of supplemented or amended Prospectuses.

               (c) Dealer Manager agrees to solicit purchases of Units only in the States and other jurisdictions in which the Managing Member indicates that such solicitation can be made and in which Dealer Manager has determined that such solicitation can be made by Dealer Manager and in which Dealer Manager is qualified to so act.

               (d) Dealer Manager will not sell the Units pursuant to this Agreement unless the Prospectus is furnished to the purchaser at least five (5) business days prior to the execution of the Subscription Agreement and Power of Attorney, or is sent to such person under circumstances that it would be received by him five (5) business days prior to his execution of the Subscription Agreement and Power of Attorney.

               (e)  Dealer  Manager  will  use  reasonable   efforts to  select
investors who Dealer Manager reasonably believes meet the investor suitability requirements which are set forth in the Prospectus and Subscription Agreement (Exhibit "C" to the Prospectus) and such additional individual state requirements as are specified in the Subscription Agreement and which are confirmed by the investors by payment of the purchase price for the Units including that each investor be of legal age in the state of his or her residence. Dealer Manager will, for a period of six years, maintain in Dealer Manager's files a copy of the Subscription Agreement for each investor for whom Dealer Manager acts as Dealer Manager.

               (f) To the extent that information is provided to Dealer Manager marked "For Broker-Dealer Use Only," Dealer Manager covenants and agrees not to provide such information to prospective investors.

              (g) Dealer Manager shall take all action necessary to assure that its computer-based systems are able to effectively process data including dates and date sensitive functions. Dealer Manager represents and warrants that Dealer Manager's ability to perform its obligations under this Agreement will be unaffected by the transition to the Year 2000. Upon request, Dealer Manager shall provide assurance acceptable to the Fund and Managing Member that Dealer Manager's computer systems and software are or will be Year 2000 compliant on a timely basis. Dealer Manager shall immediately advise the Fund and Managing Member in writing of any material changes in Dealer Manager's Year 200 plan timetable.

        7.     Indemnification.
               ----------------

               (a) Dealer Manager agrees to indemnify, defend and hold harmless the Fund and the Managing Member from all losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Fund or the Managing Member, which the Fund or the Managing Member may incur in connection with the offer or sale of any Units, either by Dealer Manager pursuant to this Agreement or any Participating Broker acting on the Dealer Manager's behalf pursuant to the Participating Broker Agreement which arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, other than a statement or omission contained in the Prospectus, the Registration Statement, or any state securities filing which was not based on information supplied to the Fund or the Managing Member by Dealer Manager or a Participating Broker, or (ii) the breach by Dealer Manager or any Participating Broker acting on its behalf of any of the terms and conditions of this Agree-ment or any Participating Broker Agreement, including, but not limited to, alleged violations of the Securities Act of 1933, as amended; or (iii) the vio-lation by Dealer Manager or any Participating Broker of the NASD Conduct Rules.

              (b) The Fund will indemnify and hold harmless the Dealer Manager, its affiliates, and each of its officers, directors and employees, and each person, if any, who "controls" the Dealer Manager (within the meaning of the 1933 Act) from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees), joint or several, to which the Dealer Manager, its affiliates, or any such officer or employee or such controlling person may become subject, under the 1933 Act or any other federal or state securities law or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or Supplemental Material or in information furnished pursuant to this Agreement or otherwise by the Fund, or its representatives, in each case taken together with all other such documents and information, or in any "blue sky" application or other document filed under state securities laws or regulations (collectively, "Blue Sky Documents"); (ii) the omission or alleged omission from the Prospectus or Supplemental Material, from information furnished pursuant to this Agreement or otherwise by the Fund or its representatives, in each case taken together with all other such documents and information, or from any Blue Sky Documents,of any statement or information which is required to be stated therein or is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) the making of an offer by the Fund or its affiliates, or anyone acting on behalf of it, other than the Dealer Manager, of any interests or securities; (iv) violations by the Fund or any of its representations, warranties, covenants and agreements contained in this Agreement; or (v) the failure of the offer and sale of the Units to be registered or qualified for exemption from registration under any state securities of "blue sky" laws other than as a result of the non-compliance by the Dealer Manager with its obligations hereunder; and the Fund will reimburse the Dealer Manager for any legal or other expenses reasonably incurred by it, its affiliates, or any such officer, director or employee or any such controlling person in connection with investigating, defending or preparing to defend any such loss, claim, damage, liability or action. The indemnity agreement in this Section 7(b) shall be in addition to any liability which the Fund may otherwise have to such Dealer Manager, its affiliates, or any such officer or employee or any such controlling person.

        8.     Effective Date and Termination.
               -------------------------------

               Provided that at least one counterpart of this Agreement shall then have been executed and delivered, this Agreement shall become effective at 12:00 noon, California time, of the first full business day following the effective date of the Registration Statement or at such later time after the Registration Statement becomes effective as the Managing Member shall first release the Units for sale to the public. For the purpose of this section the Units shall be deemed to have been eleased for sale to the public upon release by the Managing Member of correspondence or other notification to Dealer Mana-ger indicating the effectiveness of the Registration Statement, whichever shall first occur.

               Until the Minimum Subscription Date, this Agreement may be terminated by Dealer Manager at Dealer Manager's option by giving notice to the Fund and the Managing Member if the Fund or the Managing Member shall have become a defendant in any litigation which, in Dealer Manager's opinion, may reasonably be expected to result in a judgment having materially adverse consequences for the Fund or the Managing Member or there shall have been,since the respective dates as of which information is given in the Registration Statement or the Prospectus, ny material adverse change in the condition, financial or otherwise, of the Fund or the Managing Member, which change in Dealer Manager's judgment shall render it inadvisable to proceed with the delivery of the Units.

               Following the Minimum Subscription Date, this Agreement may be terminated by Dealer Manager at Dealer Manager's option by giving notice to the Fund and the Managing Member. In any case, this Agreement will terminate at the close of business on the Termination Date; provided, however, that all fees payable to Dealer Manager under the terms and conditions hereof shall be paid when due although this Agreement shall have theretofore been terminated.

               Any termination of this Agreement pursuant to this Section 8 shall be without liability of the Fund and the Managing Member to Dealer Manager and without liability on Dealer Manager's part to the Fund or the Managing Member.

        9.     Survival of Indemnities, Warranties and Representations.
               --------------------------------------------------------

               The indemnity agreements contained in Section 7 hereof, and the representations and warranties of the Fund and the Managing Member set forth in Sections l and 5(f) hereof,shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Fund, the Managing Member, Dealer Manager or any controlling person referred to in Section 7, and shall survive the delivery of and payment for the Units, and any successor of Dealer Manager or the Fund or the Managing Member or of any such controlling person or any legal representative of any such controlling person, as the case may be, shall be entitled to the benefit of the respective indemnity agreements and representations and warranties.

        l0.    Notices.
               --------

               Except as in this Agreement otherwise provided, (a) whenever notice is required by the provisions of this Agreement or otherwise to be given to the Fund, or the Managing Member, such notice shall be in writing addressed to the Fund or the Managing Member at 4590 MacArthur Blvd., Suite 610, Newport Beach, California 92660, Attention: Terry G. Roussel, and (b) whenever notice is required by the provisions of this Agreement or otherwise to be given to Dealer Manager, such notice shall be in writing addressed to Dealer Manager at P.O. Box 8489, Calabasas, California 91372-8489. Any notice referred to herein may be given in writing or by facsimile or telephone and if by facsimile or telephone shall be immediately confirmed in writing. Notice (unless actual) shall be effective upon mailing or facsimile transmission with confirmation of receipt, as the case may be.

        11.    Persons Entitled To Benefit of Agreement.
               -----------------------------------------

               Except as provided in the next sentence, this Agreement is made solely for the benefit of Dealer Manager, Participating Brokers, the Fund and the Managing Member or controlling persons thereof, and their respective successors and assigns, and no other person shall acquire or have any right by virtue of this Agreement, and the term "successors and assigns,"as used in this Agreement, shall not include any purchaser, as such purchaser, of any of the Units. The agreements of the Fund and the Managing Member specified in Section 5(f) are made also for the benefit of the purchasers of the Units and such purchasers and their successors and assigns shall be entitled to the indemnification therein provided.

        12.    Not a Separate Entity.
               ----------------------

               Nothing contained herein shall constitute the Dealer Manager and
Participating  Brokers, or  any  of  them,  as  an  association,   partnership,
unincorporated business or other separate entity.

        Please confirm your agreement to become Dealer Manager under the terms and conditions herein set forth by signing and returning the enclosed duplicate copy of this Agreement at once to the Managing Member at the address specified in Section 10 above.

                                    Very truly yours,

                                    CORNERSTONE INDUSTRIAL PROPERTIES
                                    INCOME AND GROWTH FUND I, LLC,
                                    a California limited liability company

                                 By: CORNERSTONE INDUSTRIAL PROPERTIES, LLC a California limited liability company

                                         By:      CORNERSTONE VENTURES, INC.,
                                                  its Operating Partner

                                                  By: _________________________
                                                    Terry G. Roussel, President

AGREED AND ACCEPTED:

PRIVATE INVESTORS EQUITY GROUP
[a California corporation]


By  _______________________________________________


Dated: _________________ , 1999

                                      -11-